Exhibit 10.31
                                                                   -------------

                      2005 Management Incentive Plan

OBJECTIVE:            The purpose of the plan is to focus management on the
---------             attainment of selective short-term objectives in the areas of (a) Return on Total Capital, (b) Sales growth, and (c) individual objectives.

PHILOSOPHY:           The basic philosophy behind the structure of the plan is
----------            to incent a minimum level of performance as represented by the threshold ROTC amount necessary before any awards are earned under the plan. At this minimum level a percentage of the ROTC and Sales award is earned. For the amount of the award based solely on ROTC as well as the amount based solely on Sales, 100% of the target award is earned at a performance level of 100%. At a performance level greater than 100%, the rate of increase in the amount of the ROTC and Sales based components increase 3% for every 1% increase in the ROTC or Sales as applicable.

MINIMUM REQUIRED
FOR AWARD             Payments under the Plan are predicated on a ROTC
PAYMENT:              attainment of at least 80% of budget. This minimum applies
-------               separately to each division as well as to corporate.

PAYOUT:               Each individual is assigned a target award percentage of
------                their January 1, 2005 base salary, based on their level in the organization. Their award is then allocated to a corporate/divisional ROTC component, a corporate/divisional Sales component and an individual objectives component, based on their impact on ROTC and Sales. These allocations are approved by the Corporate
                      Incentive Committee.

                      Only if the corporate or divisional (as applicable) ROTC is at least 80% of budget will any of the components generate an award. If the appropriate ROTC is at least 80% then the corporate or division (as applicable) ROTC component will be 25% "earned". Between 80% and 100% ROTC attainment, the 25% increases to 100% proportionately so that 100% of the award is payable at 100% ROTC attainment. Above 100%, the amount that can be earned under this component of the plan increases such that for each 1% increase in ROTC, there will be a 3% increase in the dollar amount of the individual's award attributable to the corporate or divisional ROTC (as applicable).

                      If the corporate or divisional (as applicable) ROTC is 80% or more the other components of the plan will operate as follows:

                      A. Sales Component
                         ---------------

                           If the corporate/divisional Sales performance is less than 80%, no amount is earned under this component of the plan. Otherwise, this component will generate an
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                           award equivalent to 25% of the targeted amount at the
                           80% minimum performance level. This amount will increase at a linear rate such that the payout is 100% of the target at a 100% performance level. The payout will continue to increase at a 3 for 1 rate for performance levels greater than 100%.

                      B. Individual Objectives Component
                         -------------------------------

                           Attainment of individual objectives, which are approved by the Corporate Incentive Committee in advance, will be reviewed at year-end by the Corporate Incentive Committee. The individual objective component is "earned" to the extent that objectives were met. For example, if 4 of 5 objectives of equal value are met, an 80% payout is "earned."

PLAN YEAR:            The Plan Year is January 1 thru December 31.
---------

PLAN SALARY:          The Plan Salary is the base salary of each participant as
-----------           of January 1 or the date of their first day of plan
                      participation, if later.

MID-YEAR
TERMINATIONS/         For terminations occurring during the year, no bonus
ENTRANTS:             amount will be payable unless specifically approved by the
--------              Corporate Incentive Committee. In this case, any award
                      will be based on the actual number of days up to the time the employee terminated participation in the Plan. New entrant calculations will be based on their base salary at the time of their participation in the Plan and their actual number of days as a plan participant.

OTHER MID-YEAR
CHANGES:              In the case of a job change which occurs during the year,
-------               the target percentage will be applied to the plan salary
                      for the period of time the employee participated in the plan for each job.

                      In the case of an acquisition, the original approved ROTC and Sales targets may be adjusted by the amount of the acquired company's budgeted ROTC and Sales amounts as determined by the Corporate Incentive Committee. This adjustment, if any, will only include amounts for that part of the year which follows the acquisition.

                      As a result, the acquired company's budget and actual performance, for that part of the year following the transaction, would be included in determining both threshold performance and actual ROTC and Sales performance. Acquisition related activity would also be considered in determining individual performance.

                      In the case of a divestiture or sale of a business, the Corporate Incentive Committee will determine if any awards will be paid. If they are, the award calculation will be based on the pro-rated attainment of budgeted ROTC and Sales objectives for the ROTC and Sales bases components respectively, and the actual achievement of individual objectives. All of the preceding components will also be

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                      pro-rated based on the actual number of days of plan
                      participation. Any gain or loss on the divestiture or sale itself will not be included in the divisional calculations.

SPECIFIC AWARD:       Your Award Target is [[Awardtrgt]]% of your base salary
--------------        when you entered the 2005 plan on [[plandate]].

                      Your target award is allocated [[divrotc]]% based on Blumenthal/Lansing ROTC; [[sales]]% based on the net Sales of Blumenthal/Lansing and [[objectv]]% based on your individual objectives. The budgeted ROTC for Blumenthal/Lansing is [[budgtrotc]]%, and the sales target is $[[salestrgt]].

DEFINITIONS:          ROTC is Earnings divided by Average Capital where Earnings
-----------           equals Income from continuing operations plus Interest
                      Expense less any tax benefit; Average Capital equals the Beginning Net Assets plus Ending Net Assets divided by two. In this formula, Net Assets equals Total Assets minus
                      Current Liabilities plus Current Maturities of Long-Term
                      Debt.

CORPORATE INCENTIVE
COMMITTEE:            The Committee is composed of the Board of Directors.
---------

FINAL                 All awards are subject to the approval of the Compensation
APPROVAL:             Committee of the Board of Directors. The Board retains the
--------              right to change any award as it deems appropriate. This
                      includes the ability to eliminate an award in its entirety.

ACCEPTANCE:           I have been furnished with a copy of this document
                      describing the 2005 Management Incentive Plan. I further acknowledge that the individual component is based on my attainment of individual objectives which I have participated in developing and agree to.


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                   Signature                                    Date

                      Please sign and date this page only (the rest of the document is for your records) and return it to Ed Cooke.

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